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                                 FREEHILL                 EXHIBIT 5.1
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                                HOLLINGDALE
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4 June 1998                       & PAGE
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                                                        Our ref Rick Narev
                                                        Phone   02 9225 5604
                                                        File no 1811824
                                                        Doc no  SYDCA/97276005.4

Barbeques Galore Limited
327 Chisholm Road
AUBURN NSW 2144
AUSTRALIA

Ladies and Gentlemen:

REGISTRATION STATEMENT ON FORM F-1

We have examined the Registration Statement on Form F-1 to be filed by you with the Securities and Exchange Commission on the date hereof (the REGISTRATION STATEMENT), in connection with the registration under the Securities Act of 1933, as amended (the ACT), of ADSs representing up to 1,044,845 Ordinary Shares (the SHARES), of Barbeques Galore Limited, a corporation registered under the national Corporations Law of Australia (the COMPANY).

We have examined a copy of the Memorandum and Articles of Association of the Company, as amended to date, certified as true copies by the company secretary of the Company and copies of resolutions adopted by the Board of Directors of the Company certified as true copies by the company secretary of the Company.
We have also examined a certificate given by a director of the Company on or about 4 June, 1998 (the CERTIFICATE). In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as copies of originals, the conformity to the originals of all documents presented to us as copies, the authenticity of the originals of such latter documents and that there have been no other actions of the Company, its directors, shareholders or creditors or of any other person or body or authority, governmental or non-governmental which alters, supersedes or overrides the effect on their face of the Memorandum and Articles of Association as of 4 June 1998 or of the resolutions or the matters set out in the Certificate. In relation to the Shares other than Shares issued upon conversion of the Convertible Notes (as defined in the Registration Statement), we have relied solely upon the Certificate and the Memorandum and Articles of Association.

Based solely upon the foregoing, we are of the opinion that, as a matter of Australian law, when the Registration Statement becomes effective under the Act and the Shares are sold by the Selling Shareholders (as defined in the Registration Statement), the Shares will be validly issued and fully paid. This opinion may be relied upon exclusively by you, and may not be relied upon by any other person without our prior written consent.

This opinion is confined to matters of Australian law only. In particular, we are not qualified to, nor do we express any opinion on the effectiveness of any action under, nor as to any question of compliance with, any United States Federal or state law or requirement of any regulatory body.
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Notwithstanding the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement and any amendment thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 6 of the Act or the rules and regulations of the Securities and Exchange Commissioner thereunder.

Yours faithfully
FREEHILL HOLLINGDALE & PAGE
/s/ Rick Narev
RICK NAREV
Partner